Exhibit 99


Friday, September 09, 2005

Company Press Release

Source:  Penseco Financial Services Corporation

Penseco Financial  Services  Corporation  Elects  Non-Executive  Chairman of the
Board

SCRANTON, PA, September 9 -- Otto P. Robinson, Jr., President and CEO of Penseco Financial Services Corporation (the "Company"), has announced that D. William Hume was elected non-executive Chairman of the Board of Directors of the Company and its wholly-owned subsidiary, Penn Security Bank & Trust Company, Scranton, Pennsylvania. Mr. Hume, who has been a member of the Board since 1991 retired from the Bank in 1999 after 19 years of service including the position of Senior Vice-President and Executive Vice-President and Cashier. He has more that 50 years experience in the banking industry.

Mr. Hume is a graduate of the Stonier Graduate School of Banking at Rutgers University, has been an instructor at Penn State - Worthington and the University of Scranton and has written articles and conducted seminars for both the Pennsylvania Bankers Association and the American Bankers Association. He presently is a member of the Board of Directors of Covenant Health Systems, Lexington, Massachusetts and the Board of Directors of St. Mary's Villa Nursing Home where he serves as Treasurer and Chairman of the Finance Committee. Mr. Hume and his wife Lucille reside in Clarks Summit, PA and are the parents of six children and have seventeen grandchildren.